Trust for Investment Grade New York Municipals (VTN)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Wayne W. Whalen                        5,671,935



With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
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Rod Dammeyer                             1,952



The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 5,689,550 common shares, 1,952 preferred shares voted in favor of the proposal, 21,874 shares voted against and 47,730 shares abstained.